Exhibit 99.1
PR INQUIRIES:
Charles Messman
Investor Relations
(949) 362-2306
IR@smithmicro.com

Smith Micro Announces Follow-on Offering
PITTSBURGH, PA May 10, 2024 – Smith Micro Software, Inc. (the “Company” or “Smith Micro”) (NASDAQ: SMSI), a software development company that sells proven solutions to wireless service providers, today announced that it has entered into a definitive agreement with an investor for the issuance of an aggregate of 1,910,000 shares of its common stock or common stock equivalents in lieu thereof (together with an accompanying warrant) at a price of $2.15 per share, or common stock equivalent thereof. The warrants will enable the holders to purchase up to an aggregate of 1,910,000 shares of the Company’s common stock at an exercise price of $2.34 per share and will be issued to the investors in a private placement. The warrants will become exercisable following the six month anniversary of the closing date for the transaction and will expire on the date that is five and one-half years after the closing date.
The offering will result in gross proceeds to the Company of approximately $4.1 million prior to fees and other offering expenses. The offering is expected close on May 14, 2024, subject to customary closing conditions.
Smith Micro intends to use the net proceeds from this offering for working capital and general corporate purposes.
Roth Capital Partners acted as the exclusive placement agent for the offering. Buchanan Ingersoll & Rooney PC served as legal counsel to the Company, and Nelson, Mullins, Riley & Scarborough LLP served as legal counsel to the placement agent.

Smith Micro Announces Follow-on Offering
A shelf registration statement on Form S-3, File No. 333-264667, relating to the offering of the shares of common stock and common stock equivalents described above was filed with the Securities and Exchange Commission (“SEC”) and declared effective on May 12, 2022.  A prospectus supplement describing the terms of the offering and the accompanying base prospectus will be filed with the SEC and will be available for free on the SEC’s website located at http://www.sec.gov. The offering of these securities may be made only by means of a prospectus. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained by contacting: Roth Capital Partners, 888 San Clemente Drive, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147, or by email at rothecm@roth.com.
The warrants were offered and are being sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Accordingly, the warrants and underlying shares of common stock issuable upon exercise of the warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock issuable upon exercise of the warrants issued in connection with the warrants offering.
This press release is not an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Smith Micro Software, Inc.
Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers around the world. From enabling the family digital lifestyle to providing powerful voice messaging capabilities, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via

Smith Micro Announces Follow-on Offering
smartphones and consumer IoT devices. The Smith Micro portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual voice messaging, optimizing retail content display and performing analytics on any product set. For more information, visit www.smithmicro.com.
Forward-Looking Statements
Certain statements in this release are forward-looking statements regarding future events or results, including statements related to the Company’s market and other conditions, the ability of the Company to satisfy all conditions precedent to the closing of the offering; the anticipated use of proceeds from the offering; and other statements using such words as “expect,” “anticipate,” “believe,” “plan,” “intend,” “could,” “may,” “will” and other similar expressions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. These and other factors discussed in our filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management, and we do not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.